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                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                                                      QUARTER ENDED
                                                                                        MARCH 31,
                                                                                   -------------------
                                                                                     2004       2003        2003         2002
                                                                                   --------   --------   ----------   ----------
EARNINGS
   Pretax income from continuing operations before preferred interests
      of subsidiaries...........................................................   $547,343   $522,645   $1,930,925   $  915,194
   Add: Fixed charges excluding capitalized interest and preferred interest
      requirements of consolidated subsidiaries.................................     31,479     29,822      132,820      128,730
                                                                                   --------   --------   ----------   ----------
   Adjusted Earnings............................................................   $578,822   $552,467   $2,063,745   $1,043,924
                                                                                   ========   ========   ==========   ==========
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest (1)..........................   $ 40,549   $ 37,696   $  173,045   $  155,667
   Amortization of debt expense.................................................        567        531        2,163        1,859
   Interest component of lease rental expenditures (2)..........................      4,013      2,827       14,458       11,895
   Preferred interest requirements of consolidated subsidiaries (3).............         -       4,082       11,805       19,581
                                                                                   --------   --------   ----------   ----------
   Fixed charges................................................................     45,129     45,136      201,471      189,002
   Preferred stock dividend requirements (4)....................................      2,226      2,361        9,968       17,540
                                                                                   --------   --------   ----------   ----------
   Combined Fixed Charges and Preferred Stock Dividends.........................   $ 47,355   $ 47,497   $  211,439   $  206,542
                                                                                   ========   ========   ==========   ==========
Ratio of Earnings to Fixed Charges..............................................      12.83      12.24        10.24         5.52
                                                                                   ========   ========   ==========   ==========
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.......      12.22      11.63         9.76         5.05
                                                                                   ========   ========   ==========   ==========
                                                                                      2001         2000        1999
                                                                                   ----------   ----------   --------
EARNINGS
   Pretax income from continuing operations before preferred interests
      of subsidiaries...........................................................   $1,206,863   $1,203,681   $344,573
   Add: Fixed charges excluding capitalized interest and preferred interest
      requirements of consolidated subsidiaries.................................      134,484      116,190     90,398
                                                                                   ----------   ----------   --------
   Adjusted Earnings............................................................   $1,341,347   $1,319,871   $434,971
                                                                                   ==========   ==========   ========
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest (1)..........................   $  178,915   $  168,121   $132,986
   Amortization of debt expense.................................................        2,460        2,726      4,854
   Interest component of lease rental expenditures (2)..........................        9,858        7,343      5,789
   Preferred interest requirements of consolidated subsidiaries (3).............        8,608            -          -
                                                                                   ----------   ----------   --------
   Fixed charges................................................................      199,841      178,190    143,629
   Preferred stock dividend requirements (4)....................................       32,495       33,386     24,788
                                                                                   ----------   ----------   --------
   Combined Fixed Charges and Preferred Stock Dividends.........................   $  232,336   $  211,576   $168,417
                                                                                   ==========   ==========   ========
Ratio of Earnings to Fixed Charges..............................................         6.71         7.41       3.03
                                                                                   ==========   ==========   ========
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.......         5.77         6.24       2.58
                                                                                   ==========   ==========   ========

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(1)   The Company does not receive a tax benefit for $5 million of transaction costs written off to interest expense when the Company retired its preferred interests of subsidiaries in September 2003. Given the non-deductibility of the charge, $9 million of pre-tax income is required to cover the $5 million write-off. Accordingly, interest expense has been grossed up by $4 million.

(2) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 to 34 percent applies for all periods presented.

(3) The Company does not receive a tax benefit for a portion of its preferred interests of consolidated subsidiaries. As a result, these amounts represent the pre-tax earnings that would be required to cover preferred interests requirements of consolidated subsidiaries.

(4) The Company does not receive a tax benefit for its preferred stock dividends. As a result, this amount represents the pre-tax earnings that would be required to cover its preferred stock dividends.